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Exhibit 5.1

191 Peachtree Street Atlanta, Georgia 30303-1763 www.kslaw.com
Direct Dial: 404/572-4600 Direct Fax: 404/572-5100

December 17, 2004

Serologicals Corporation
5655 Spalding Drive
Norcross, GA 30092

  Re:
  Registration Statement on Form S-3—4,200,000 shares of Common Stock

Ladies and Gentlemen:

        We have acted as counsel for Serologicals Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 4,200,000 shares of common stock, par value $.01 per share (the "Shares"), pursuant to a prospectus supplement dated December 15, 2004 (the "Prospectus Supplement") under the Registration Statement on Form S-3 (File No. 333-117551) filed with the Securities and Exchange Commission on July 21, 2004, as amended to date.

        In such capacity, we have examined and have relied as to matters of fact upon, original, certified, conformed or photographic copies of such corporate records of the Company, such other agreements and instruments, such certificates of public officials, officers of the Company and other persons, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

        This opinion is limited in all respects to the federal laws of the United States of America and the laws of the States of Delaware and Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that, upon the issuance and sale of the Shares as described in the Prospectus Supplement, such Shares will be validly issued, fully paid and non-assessable.

        This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K relating to the sale of the Shares, and further consent to the use of our name under the caption "Legal Matters" in the Prospectus Supplement.

                      Very truly yours,

                      /s/ KING & SPALDING LLP

                      KING & SPALDING LLP

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  Exhibit 5.1